Exhibit 4.2

Agreement re Redemption of Convertible Notes

Reference is hereby made to (i) that certain Securities Purchase Agreement dated as of July 31, 2006, by and between Vertical Branding, Inc. f/k/a MFC Development Corp. (“VBI,” or the “Company”), on the one hand, and Gottbetter Capital Finance, LLC (“GCF”), on the other hand (the “SPA”), (ii) those certain Senior Secured Convertible Notes dated July 31, 2006 and September 18, 2006, issued by VBI to GCF and Gottbetter Capital Master, Ltd. (“GCM”), respectively, each in the original principal amount of $2,887,700, pursuant to the terms of the SPA (collectively the “Notes”), (iii) that certain warrant to purchase three (3) million shares of VBI common stock dated July 31, 2006, issued to GCF pursuant to the SPA (the “Warrant”), (iv) the Registration Rights Agreement, dated as of July 31, 2005, by and between VBI and GCF, (v) Amendment 1 to Registration Rights Agreement dated as of August 27, 2007, by and between the VBI and each of GCF and GCM, and (v) the Security Documents (as such term is defined in the SPA).  As used herein the term “Note Documents” shall mean the SPA, the Notes, the Warrant, the Registration Rights Agreement, the Security Documents, all guarantees, stock pledge agreements, supplements, amendments, forbearances, subordination agreements, waivers, modifications and all other agreements, documents or instruments executed and delivered in connection therewith.  Capitalized terms used herein, unless otherwise defined, shall have the meaning assigned to them in the Notes.  VBI along with the undersigned, being all of the holders of the Notes (the “Holders”), make this agreement (the “Agreement”) this 13th day of November, 2007, with reference to the following facts:

a.

The Company proposes to sell 6,666,666 share of its common stock, $.001 par value, and warrants to purchase an additional 6,666,666 shares of common stock (1/2 exercisable at $1.00 per share and 1/2 exercisable at $1.50 per share), for an aggregate purchase price of $4 million, and in connection therewith to grant the purchasers certain registration rights with respect to such securities (the “Equity Financing”);

b.

As of the date hereof, the outstanding principal balance on each of the Notes is $2,372,040, or a total of $4,744,080;

c.

The Company and the Holders have reached an agreement with respect to partial prepayment and possible early redemption of the Notes which they now wish to memorialize by this Agreement;

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

The Holders hereby consent to the Company’s consummation of the Equity Financing and in connection therewith waive any and all rights of first refusal, anti-dilution and any other adjustment or amendment to the Notes or the Warrant or as is otherwise required by the Note Documents.

2.

Upon consummation of the Equity Financing, the Company shall pay a total of $2,062,642.80 of outstanding principal on the Notes by wire transfer of immediately available funds to the accounts of Holders designated in Exhibit D hereto (the “Partial Prepayment”), and the outstanding principal balance on each of the Notes shall be reduced by $1,031,321.40 to $1,340,718.60, with an aggregate outstanding principal balance on the Notes after Partial Prepayment of $2,681,437.20.  The Partial Prepayment shall be deemed to be payment of the principal portion of the Installment Amount through July 31, 2008, with the next such payment due on the August 1, 2008, Installment Date.  The Partial Prepayment shall not in any way affect the right of Holders to convert principal on the Notes at any time in accordance with the terms thereof.

3.

In consideration of the Partial Prepayment, (a) the Filing Deadline, as such term is used in the Registration Rights Agreement, as amended, shall mean January 1, 2008, (b) the second sentence of Section 4(c) of the Notes shall be deemed deleted and of no further force or effect, (c) the Holders hereby acknowledge achievement by the Company of the EBITDA Targets through the date hereof, and waive the application of any such targets through the quarter ending June 30, 2008, all as provided in Section 4(a)(xii) of the Notes, and (d) the Company shall have the right to redeem the balance of the Notes by providing Holders with written notice, on or before December 31, 2007 (the “Termination Date”), of its intention to do so (the “Redemption Notice”).  As soon as practicable after receipt of the Redemption Notice, the Holders shall deliver to counsel for the Company, at the address included in Section 8 below, each of the following: (a) duly executed Conversion Notices in the form attached hereto as Exhibit A; (b) the original Notes; (c) a duly executed Exercise Notice (as defined in the Warrant) in the form attached hetero as Exhibit B effecting cashless exercise of the Warrant at $0.50 per share; (d) the original Warrant; and (e) duly executed UCC-3 termination documents in the form attached hereto as Exhibit C ((a) through (e) referred to collectively hereafter as the “Holder Deliverables”).  On or before the Termination Date, and subject to the receipt by Company counsel of the Holder Deliverables, the Company shall: (a) instruct its transfer agent to promptly issue and deliver to Holders 231,884 shares of Company common stock, registered in the name of Gottbetter Capital Master, Ltd., on partial conversion of the Notes; (b) instruct its transfer agent to promptly issue and deliver to Holders the number of shares of Company common stock, registered in the name of Gottbetter Capital Master, Ltd., specified in the Exercise Notice on cashless exercise of the Warrant in full; and (c) pay, or cause to be paid, by wire transfer of immediately available funds to the account of Holders designated in Exhibit D hereto (i) $2,521,437.20, representing payment in full of the total amount of principal remaining on the Notes after Partial Prepayment and partial conversion, and (ii) accrued but unpaid interest on the Notes through the date such payment is made ((a) through (c) referred to collectively hereafter as the “Company Deliverables”).

4.

Upon Holder’s receipt of the Company Deliverables, Company counsel shall be authorized to release the Holder Deliverables to the Company and (i) all commitments and any and all other obligations of the Company or any affiliates of the Company to the Holders under the Notes and Warrants and the other Note Documents shall terminate (provided that the Company agrees, subject to receipt of necessary paperwork and the securities rules and regulations governing same, to cause its counsel to provide customary legal opinions with respect to Holders’ sale from time to time pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, of the shares of Company common stock issued to Holders upon exercise of the Warrants and partial conversion of the Notes), (ii) all security interests and liens granted to the Holders in any collateral of the Company or any of its affiliates pursuant to the terms of the Security Documents or any other Note Document shall automatically, and without further action, terminate and be released, and (iii) the Holders will execute and deliver to the Company such additional documents, instruments and agreements as Company may reasonably request to further evidence or accomplish the termination of all security interests and liens and the termination of all instruments of record in favor of the Holders with respect to the security interests and liens granted to the Holders in any collateral of the Company or its affiliates under the Security Documents or any other Note Document.

5.

The Holders hereby jointly represent and warrant to the Company that neither this Agreement nor the transactions contemplated hereunder conflict with any other agreement or obligation of Holders, and Holders have not sold, pledged or otherwise hypothecated the Notes and the Warrant and the same are free and clear of any and all liens or encumbrance of any kind or nature.

6.

Each party hereby represents and warrants to the other that it has full power and authority to enter into this Agreement and the transactions contemplated by this Agreement, and this Agreement and such transactions have been duly authorized, are valid and enforceable against it, are not in contravention of any law, order or agreement by which it is bound and do not require any consent, notice or filing of any kind.

7.

The Company’s obligation to consummate redemption of the Notes as provided in Paragraph 3 above is conditioned upon the Company’s consummation, on or before the Termination Date, of financing transaction(s) acceptable to the Company in its sole discretion generating a minimum of $2.5 million in financing proceeds (the “Financing Transaction”).  In the event that the transactions contemplated by Paragraph 3 of this Agreement shall not have occurred on or before the Termination Date, and unless otherwise agreed by the parties, (i) the Company shall immediately instruct Company Counsel, if applicable, to return to Holders all of the Holder Deliverables, (ii) the Note Documents shall remain in full force and effect, and (iii) the exercise price of the Warrants shall reduce to $0.37.

8.

Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Vertical Branding, Inc.

16000 Ventura Blvd., Suite 301

Encino, CA 91436

Telephone:

(818) 926-4900

Facsimile:

(818) 926-4885

Attention:

Nancy Duitch

If to Company Legal Counsel:

Richardson Patel LLP

10900 Wilshire Blvd., Suite 500

Los Angeles, CA 90024

Telephone:

(310)208-1182
Facsimile:

(310) 208-1154

Attention:

Peter Hogan

If to a Holder:

Gottbetter Capital Management LLC

488 Madison Ave., 12th Floor

New York, NY 10022

Telephone:

(212) 400-6990

Facsimile:

(212) 400-6999

Attention:

Michael Chorske

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

9.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes that certain Agreement re Early Redemption of Notes dated as of August 27, 2007, and other all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

11.

This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

12.

This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

13.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

14.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(signatures on following page)

IN WITNESS WHEREOF, the Holders and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

VERTICAL BRANDING, INC.

By:
Name:
Title:

HOLDERS:

	GOTTBETTER CAPITAL FINANCE, LLC		GOTTBETTER CAPITAL MASTER, LTD.

By:	/s/ Adam S. Gottbetter	By:	/s/ Adam S. Gottbetter
Name:	Adam S. Gottbetter	Name:	Adam S. Gottbetter
Title:	CEO	Its:	Director

EXHIBIT A

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT SENIOR SECURED CONVERTIBLE NOTE INTO SHARES OF COMMON STOCK OF

VERTICAL BRANDING, INC. f/k/a MFC DEVELOPMENT CORP.

The undersigned holder hereby elects to convert a portion of amounts owed by Vertical Branding, Inc., a Delaware corporation (the "Company"), to holder pursuant Section 3 of the attached Senior Secured Convertible Note (the "Note").  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

1.	Conversion Amount:	$80,000;
2.	Conversion Price:	$0.69;
3.	Number of shares of Common Stock:	115,942

Date:

Name of Registered Holder: Gottbetter Capital Finance LLC

By:	/s/ Michael W. Chorske
Name:	Michael W. Chorske
Title:	President

The undersigned holder hereby elects to convert a portion of amounts owed by Vertical Branding, Inc., a Delaware corporation (the "Company"), to holder pursuant Section 3 of the attached Senior Secured Convertible Note (the "Note").  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

1.	Conversion Amount:	$80,000;
2.	Conversion Price:	$0.69;
3.	Number of shares of Common Stock:	115,942

Date:

Name of Registered Holder: Gottbetter Capital Master Ltd.

By:	/s/ Adam S. Gottbetter
Name:	Adam S. Gottbetter
Title:	Director

EXHIBIT B

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

VERTICAL BRANDING, INC. f/k/a MFC DEVELOPMENT CORP.

The undersigned holder hereby exercises the right to purchase 3 million of the shares of Common Stock ("Warrant Shares") of Vertical Branding, Inc., a Delaware corporation (the "Company"), evidenced by the attached Warrant to Purchase Common Stock (the "Warrant").  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

a "Cash Exercise" with respect to _________________ Warrant Shares; and/or a "Cashless Exercise" with respect to ______3 million____ Warrant Shares.

X

2.  Payment of Exercise Price.  In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares.  The Company shall deliver to the holder _________ __ Warrant Shares in accordance with the terms of the Warrant.

4.  Delivery of Warrant.  The Registered Holder shall deliver the Warrant to the Company.

Date:

Name of Registered Holder: Gottbetter Capital Finance LLC

By:	/s/ Michael W. Chorske
Name:	/s/ Michael W. Chorske
Title:	President

EXHIBIT C

EXHIBIT D